UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 26, 2014

CYCLONE POWER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-54449 (Commission File Number)	26-0519058 (IRS Employer Identification No.)

601 NE 26th Court, Pompano Beach, Florida (Address of principal executive offices)	33064 (Zip Code)

Registrant’s telephone number, including area code: (954) 943-8721

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Appointment of Directors

Cyclone Power Technologies, Inc. (the “Company”) appointed three new independent members to its Board of Directors, as of June 26, 2014. The appointments were made pursuant to the Company’s Articles of Incorporation and Bylaws, as voted upon by the then current Board of Directors. Each of the new appointees will serve for a period of one year, or until sooner removed or voted off the Board by the shareholders of the Company.

The three new Board members are:

Lewis Jaffe has led the growth and successful turnarounds of more than 20 under-performing public and private companies over the last 30+ years as their chief executive or outside advisor, creating over $500 million in shareholder value during this time. Mr. Jaffe is the Co-Founder of MoviMe Network, the world’s first ultra-fast download service of Hollywood content; and Chief Executive of Oxford Media Inc., a video on demand and high speed Internet access company delivering content and services to the hospitality industry where he grew the company to be the second largest VOD provider in the segments they served. At PictureTel Corporation, a $500 million NASDAQ-listed videoconferencing company, he turned around the company and increased its market value over five-fold in two years.  Previously, Mr. Jaffe was the Managing Director of Arthur Andersen’s Corporate Finance practice in Boston where he managed over 20 client engagements in multiple industries designing turnaround and growth plans as well as guiding M&A activity. Mr. Jaffe holds his Masters Certification of Public Company Board of Directors, serves as the Chairman of the Board for FitLife Products, and is the lead independent director for York Telecom.  He also served for eight years as the lead independent director on the board of Benihana Inc. (BNHN:NASDAQ).  Mr. Jaffe has been a guest on a number of business shows for CNBC, MSNBC and ABC, and has been quoted in a variety of business and trade publications including Forbes Magazine, The Wall Street Journal, the New York Times, Business Week and the Boston Globe. Mr. Jaffe is a graduate of LaSalle University and Stanford University’s Graduate School of Business.

James E. Hasson is an experienced executive and manager with considerable experience in the manufacturing industry. Since 1994 he has been President and owner of Hypex, Inc., a company that designs and builds machinery for the pharmaceutical, medical device, aerospace, food and other specialized industries.  In that period of time, he has increased sales over 300% and presided over three acquisitions and three start-ups.  Previously, Mr. Hasson was President and CEO of Citisteel USA, Inc., where he managed over 300 people and led the company to over $100 million in annual revenue; President and CEO of Magnetic Metals Corp., at $50 million manufacturing business; and Vice President and General Manager of the manufacturing division of LaSalle Steel Company, with over $200 million in sales. Mr. Hasson holds a BS in Mechanical Engineering from Drexel University, an AS in Mechanical Engineering from Pennsylvania State University, and attended the Management Program at University of Pennsylvania’s Wharton School.

Dennis A. Dudzik, PE, is the founder and President of the International Association for the Advancement of Steam Power (IAASP), a leading global non-profit organization dedicated to the advancement and commercialization of modern steam power. In his professional capacity for URS Corporation, Mr. Dudzik is the Program and Contract Manager for Integrated Resource Plan services to Los Angeles Department of Water and Power (LADWP), and Program and Contract Manager for major power project environmental and engineering services contracts for the Sacramento Municipal Utility District (SMUD). He has held key management roles in over a dozen major electric generation, transmission, and substation projects over the last 12 years.  Mr. Dudzik served as the Contract Manager for the construction contracts for the 30 MW Ormesa Geothermal Power Project, the 125 MW NCPA Combustion Turbine Project, and provided permitting services for the 47 MW COLMAC Power Project, as well as numerous other California power projects.  Mr. Dudzik served on the Board of Directors for the Aerospace Museum of California for the museum’s initial eight years, and continues on the Board in an Emeritus capacity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 1, 2014	CYCLONE POWER TECHNOLOGIES, INC.

	By:	/s/ Harry Schoell
Harry Schoell
Chairman